Exhibit 99.1

GameStop Announces Appointments of Chief Executive Officer and Chief Financial Officer

Matt Furlong, Veteran E-Commerce Leader and Technology Industry Executive, Appointed CEO

Mike Recupero, Seasoned Technology Industry Finance Executive, Appointed CFO

Grapevine, Texas (June 9, 2021) – GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that it has appointed Matt Furlong as Chief Executive Officer and Mike Recupero as Chief Financial Officer. Mr. Furlong and Mr. Recupero join from Amazon, where they each held senior roles and oversaw various growth initiatives during their respective tenures. Mr. Furlong’s start date is June 21, 2021 and Mr. Recupero’s start date is July 12, 2021.

Mr. Furlong is a veteran e-commerce leader with significant experience implementing growth strategies across global geographies and product categories. Most recently, he was a Country Leader and oversaw Amazon’s Australia business during a period of substantial growth. He was previously a Technical Advisor to the head of Amazon’s North America Consumer business. Throughout his nearly nine years at Amazon, he also ran a variety of product categories and oversaw strong market share expansion. Mr. Furlong began his career at Procter & Gamble, where he was an executive focused on brand, marketing and sales strategies.

Mr. Recupero is a seasoned technology industry finance executive, who spent more than 17 years at Amazon supporting growth across global geographies and product categories. He most recently served as Chief Financial Officer of the North American Consumer business after serving as Chief Financial Officer of Prime Video. He previously served as the Chief Financial Officer of the European Consumer business. He began his career at Amazon, holding Analyst, Manager and Director roles of increasing responsibility.

These appointments reflect the refreshed Board’s focus on building a technology company and investing in growth.

About GameStop

GameStop, a Fortune 500 company headquartered in Grapevine, Texas, is a leading specialty retailer offering games and entertainment products through its e-commerce properties and thousands of stores. Visit www.GameStop.com to explore our products and offerings. Follow @GameStop and @GameStopCorp on Twitter and find us on Facebook at www.facebook.com/GameStop.

Contacts

GameStop Investor Relations

817-424-2001

investorrelations@gamestop.com

GameStop Public Relations

Joey Mooring

joeymooring@gamestop.com

or

Profile

Greg Marose / Charlotte Kiaie

gamestop@profileadvisors.com

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